                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[X] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                         BECTON, DICKINSON AND COMPANY
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         BECTON, DICKINSON AND COMPANY
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     ---------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     ---------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------------------------------
     3) Filing Party:

     ---------------------------------------------------------------------------
     4) Date Filed:

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


   CLATEO CASTELLINI                             BECTON DICKINSON AND COMPANY
   Chairman of the Board                         1 Becton Drive
                                                 Franklin Lakes, New Jersey
                                                 07417-1880

                            [LOGO BECTON DICKINSON]

                                                               December 29, 1994

To Our Shareholders:

  You are cordially invited to attend the Annual Meeting of Shareholders of Becton, Dickinson and Company scheduled for 2:30 P.M. on Tuesday, February 14, 1995, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey.

  The matters expected to be acted upon at the meeting are described in detail in the attached Notice of Meeting and Proxy Statement.

  It is important that your shares be represented at the meeting. Whether or not you plan to attend personally, please complete and mail the enclosed proxy card in the enclosed return envelope.

                                              Sincerely,

                                              /s/ Clateo Castellini

                                              Clateo Castellini
                                              Chairman of the Board

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

  The Annual Meeting of Shareholders of BECTON, DICKINSON AND COMPANY will be held at 2:30 P.M. on Tuesday, February 14, 1995, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, to act upon the following proposals:

  1. Election of six directors, two to terms of two years and four to terms of three years.

  2.  Approval of the selection of independent auditors.

  3.  Approval of the 1995 Stock Option Plan.

  4. A shareholder proposal relating to the disclosure of government employment.

  5.  A shareholder proposal relating to the annual election of directors.

  6. A shareholder proposal relating to a report on the Company's Mexican operations.

  7.  Such other business as may properly come before the meeting.

  Only shareholders of record at the close of business on December 19, 1994 will be entitled to vote at this meeting.

                                              By order of the Board of
                                              Directors,

                                              /s/ R.P. Ohlmuller

                                              Raymond P. Ohlmuller
                                              Vice President and Secretary

Dated: December 29, 1994

                                PROXY STATEMENT

                               ----------------

                         BECTON, DICKINSON AND COMPANY
                                 1 BECTON DRIVE
                     FRANKLIN LAKES, NEW JERSEY 07417-1880

                               ----------------

                              GENERAL INFORMATION

  The enclosed proxy/voting instruction card ("proxy") is solicited by the Board of Directors of Becton, Dickinson and Company for the Annual Meeting of Shareholders to be held at 2:30 P.M. on Tuesday, February 14, 1995, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey. A proxy may be revoked at any time before it is voted by sending written notice of revocation to the Secretary of the Company, by executing a proxy bearing a later date or by voting in person at the meeting. The proxy and this proxy statement are being mailed to shareholders on or about December 29, 1994.

  On December 19, 1994, the record date for determining shareholders entitled to notice of and to vote at the meeting, there were 67,284,787 shares of the Company's Common Stock (the "Common Stock") outstanding, each entitled to one vote. In addition, on December 19, 1994, there were 948,211 shares of the Company's Series B ESOP Convertible Preferred Stock (the "ESOP Preferred Stock") outstanding, all of which are held by State Street Bank and Trust Company, as Trustee of the Company's Savings Incentive Plan ("SIP"). The shares of ESOP Preferred Stock are entitled to vote on all matters submitted to a vote of the Company's shareholders and also carry one vote per share. Each employee participating in SIP is entitled to instruct the Trustee how to vote all shares of Common Stock and ESOP Preferred Stock allocated to that employee's SIP accounts. The enclosed proxy will serve as voting instructions to the Trustee from SIP participants. Shares of each class of stock held in SIP for which voting instructions are not received from SIP participants or which are not allocated to participants' accounts are voted by the Trustee in the same proportion as shares of that class for which the Trustee has received instructions.

  Proxies representing shares of Common Stock held of record will also represent shares held under the Company's Automatic Dividend Reinvestment Plan and, in addition, will vote shares of Common Stock and ESOP Preferred Stock allocated to employees' accounts under SIP, if the registrations are the same. Separate mailings will be made for shares not held under the same registrations.

  Directors are elected by a plurality of the votes cast at the meeting. Abstentions with respect to one or more of the nominees will not be counted as votes cast for such individuals and, accordingly, will have no effect on the outcome of the vote. Similarly, shares which brokers do not have the authority to vote in the absence of timely instructions from the beneficial owners ("broker non-votes"), if any, will not be counted and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposals 2, 4, 5 and 6 requires the affirmative vote of a majority of the votes cast on such proposal. Under New Jersey law, in determining whether the proposal has received the requisite number of affirmative votes, abstentions and any broker non-votes will not be counted as votes cast and, accordingly, will have no effect on the outcome of the vote.

  Approval of Proposal 3 requires the affirmative vote of a majority of the shares present or represented by proxy at the meeting that are entitled to vote. Abstentions will have the effect of votes cast against Proposal 3, while broker non-votes are not considered shares entitled to vote and, therefore, will have no effect on the outcome of the vote.

  The Board of Directors is not aware of any matters to be presented at the meeting other than those set forth in the accompanying notice. If any other matters properly come before the meeting, the persons named in the proxy will vote in accordance with their best judgment.

  In addition to solicitation by mail, directors, officers and other employees of the Company may solicit proxies personally, by telephone or by telegram. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses in doing so. The Company has retained Hill and Knowlton, Inc. to assist in soliciting proxies for a fee not to exceed $12,500 plus expenses. The cost of soliciting proxies will be borne by the Company.

                              SHARE OWNERSHIP OF
                   MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

  According to CDA Investment Technologies, Inc., a firm that monitors institutional share ownership, as of September 30, 1994, Oppenheimer & Co., L.P., World Financial Center, New York, New York 10281, was the beneficial owner of 11,304,062 shares of Common Stock, constituting 16.6% of the outstanding Common Stock, and FMR Corp., 82 Devonshire Street, Boston, Massachusetts 02109, was the beneficial owner of 8,674,083 shares of Common Stock, constituting 12.7% of the outstanding Common Stock. No changes in these holdings have come to the Company's attention since then. The Company is not aware of any other beneficial owner of more than 5% of its Common Stock.

  The following tables set forth, as of October 31, 1994, information concerning the beneficial ownership of Common Stock and ESOP Preferred Stock by each director and nominee for director, each of the Company's executive officers, and all directors and executive officers as a group, and the beneficial owner of more than 5% of the outstanding ESOP Preferred Stock. No director or executive officer owns more than 1% of the outstanding Common Stock. All directors and executive officers as a group are the beneficial owners of 1.6% of the Common Stock, including shares which may be acquired by them within 60 days.

                                 COMMON STOCK

                                                 SHARES OWNED    SHARES WHICH
                                                 DIRECTLY AND   MAY BE ACQUIRED
                        NAME                     INDIRECTLY(1) WITHIN 60 DAYS(2)
                        ----                     ------------- -----------------
      Harry N. Beaty...........................       2,498               0
      Henry P. Becton, Jr. ....................      40,160(3)            0
      Clateo Castellini........................      15,186         277,000
      Gerald M. Edelman........................       1,751               0
      Edmund B. Fitzgerald.....................       1,861               0
      John W. Galiardo.........................      49,160         213,950
      Raymond V. Gilmartin.....................      52,364(4)            0
      Richard W. Hanselman.....................       4,261               0
      Thomas A. Holmes.........................      15,481               0
      Walter M. Miller.........................      25,891         185,095
      Frank A. Olson...........................      12,974               0
      Robert A. Reynolds.......................      10,280         174,000
      Gloria M. Shatto.........................       1,961               0
      Raymond S. Troubh........................      25,707(5)            0
      All Directors and Executive Officers as a
       group (14 persons)......................     259,535         850,045

- --------
  (1) Includes Common Stock allocated to individual accounts under the Savings Incentive Plan as follows: Mr. Castellini, 2,089 shares, Mr. Galiardo 4,254 shares, Mr. Gilmartin, 0 shares, Mr. Miller, 2,372 shares, and Mr. Reynolds, 9 shares, and all directors and executive officers as a group, 8,724 shares.

  (2) Includes stock options available for exercise and shares to be distributed under the Company's Stock Award Plan within 60 days.

  (3) Includes 26,690 shares held by a trust of which Mr. Becton is a co-trustee with shared investment and voting power and 13,000 shares held by a corporation owned by the trust. Does not include 7,900 shares owned by Mr. Becton's wife, 400 shares owned by a daughter or 22,160 shares held in trusts for the benefit of his children, as to which he disclaims beneficial ownership.

  (4) Does not include 23,338 shares owned by Mr. Gilmartin's wife, 1,000 shares owned by a daughter or 1,000 owned by his son, as to which he disclaims beneficial ownership.

  (5) Does not include 10,000 shares owned by Mr. Troubh's wife, as to which he disclaims beneficial ownership.

                             ESOP PREFERRED STOCK

                                                                   SHARES OWNED
                                                                   DIRECTLY AND
                                                                    INDIRECTLY
                                                                   ------------
      Clateo Castellini...........................................       338(1)
      John W. Galiardo............................................       323(1)
      Raymond V. Gilmartin........................................         0(1)
      Walter M. Miller............................................       330(1)
      Robert A. Reynolds..........................................       295(1)
      All Directors and Executive Officers as a group (14 per-
       sons)......................................................     1,286(1)
      State Street Bank and Trust Company.........................   952,407(2)
       225 Franklin Street
       Boston, Massachusetts 02110
       (as Trustee of the Savings Incentive Plan)

- --------
  (1) Shares allocated to individual accounts under the ESOP component of the Savings Incentive Plan ("SIP"). Such shares constitute less than 1% of the total beneficial ownership of the ESOP Preferred Stock. Mr. Gilmartin received the value of his ESOP Preferred Stock in connection with the closing out of his SIP accounts following his voluntary termination.

  (2) Constitutes 100% of the outstanding shares of ESOP Preferred Stock.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of their ownership of the Company's equity securities and reports of changes in such ownership with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms and written representations from the Company's executive officers and directors, the Company believes that for the period from October 1, 1993 through September 30, 1994, all of its executive officers and directors were in compliance with the disclosure requirements of Section 16(a).

                              BOARD OF DIRECTORS

MEETINGS; CERTAIN COMMITTEES

  The Board of Directors, which held eight meetings during the fiscal year ended September 30, 1994, has seven standing committees, including the Audit Committee, the Corporate Responsibility Committee, the Compensation and Benefits Committee and the Committee on Directors, which serves as a nominating committee. Every director attended more than 75 percent of the aggregate of the total number of meetings of the Board and the committees on which such director served.

  The Audit Committee reviews and discusses the plan and results of the annual audit with the Company's independent and internal auditors and approves non-audit services provided by the independent auditors. This Committee also reviews the Company's internal auditing, control and accounting systems. In addition, this Committee makes recommendations to the Board concerning the selection of independent auditors. The members of this Committee, which met three times during the year, are Henry P. Becton, Jr., Chairman, Harry N. Beaty, Gerald M. Edelman, Frank A. Olson and Raymond S. Troubh.

  The Corporate Responsibility Committee reviews the Company's policies and procedures affecting its role as a responsible corporate citizen, including those relating to issues such as equal employment opportunity and community relations, to health, safety and environmental matters, and to proper business practices. The members of this Committee, which met once during the year, are Gerald M. Edelman, Chairman, Harry N. Beaty, Edmund B. Fitzgerald, John W. Galiardo and Gloria M. Shatto.

  The Compensation and Benefits Committee fixes the compensation of corporate officers and approves any employment or consulting contracts with corporate officers who are not also directors. This Committee also reviews and makes recommendations to the Board concerning proposed contracts with directors. In addition, it administers the Company's stock option plans and the Stock Award Plan. This Committee also oversees the administration of employee benefits and benefit plans for the Company. The members of this Committee, which met four times during the year, are Thomas A. Holmes, Chairman, Edmund B. Fitzgerald, Richard W. Hanselman, Frank A. Olson and Raymond S. Troubh.

  The Committee on Directors recommends candidates for election as directors to the Board. It also reviews and makes recommendations concerning the composition, organization and function of the Board and its committees, as well as the performance and compensation of directors. The members of this Committee, which met twice during the year, are Richard W. Hanselman, Chairman, Henry P. Becton, Jr. and Thomas A. Holmes.

  Any shareholder may recommend nominees for director to the Committee on Directors by writing to the Secretary of the Company. Submissions should include the full name and address and a statement of the qualifications of the proposed nominee.

DIRECTORS' FEES

  Each director who is not employed by the Company receives an annual retainer of $40,000 for Board service plus attendance fees of $1,000 for special meetings of the Board and $650 for committee meetings. An annual fee of $2,000 is also paid to committee chairmen. Directors may defer all or part of their committee chairmen's fees and the cash portion of their annual retainers until they retire from the Board or their principal occupations. In addition, Gerald
M. Edelman was engaged by the Company during the fiscal year as a consultant in the fields of cell biology and solid tissue diagnostics. The Company paid Dr. Edelman a fee of $50,000 for his consulting services.

  Pursuant to the 1994 Restricted Stock Plan for Non-Employee Directors (the "Restricted Stock Plan"), the quarterly retainer payable each April 30th to non-employee directors is paid in shares of restricted Common Stock in lieu of cash. In addition, participants in the Restricted Stock Plan may elect to have one or more of their remaining quarterly retainer payments paid in shares of restricted stock rather than in cash. Participants also had a one-time opportunity during fiscal 1994 to acquire shares of restricted stock with their previously deferred director's compensation.

  After resignation or retirement from the Board, a qualifying director is eligible to serve as a consultant for a term equal to his or her service on the Board at an annual fee equal to the retainer paid to active non-employee directors. To qualify, a director must serve on the Board for five years, and, if employed by the Company, either must continue as an employee and a director until age 60, unless termination of employment is by reason of disability, or be reelected a director by the shareholders after termination of employment.

PROPOSAL 1.                  ELECTION OF DIRECTORS

  The Board of Directors is divided into three classes, the terms of which expire alternately over a three-year period. The Board proposes the election of Clateo Castellini and John W. Galiardo to serve for two years until the 1997 Annual Meeting and until their successors have been elected and have qualified. Messrs. Castellini and Galiardo were elected to their present terms by the Board effective June 16, 1994. The Board also proposes the election of four directors to serve for three years until the 1998 Annual Meeting and until their successors have been elected and have qualified. These candidates, Henry
P. Becton, Jr., Gerald M. Edelman, M.D., Edmund B. Fitzgerald and Richard W. Hanselman, are incumbent directors who were elected to their present terms by the shareholders.

NOMINEES FOR DIRECTOR--TERM TO EXPIRE 1997

      [PHOTO] Clateo Castellini, 59, has been a director, Chairman of the Board, President and Chief Executive Officer since June, 1994. Prior thereto he served as Sector President-- Medical.


      [PHOTO] John W. Galiardo, 61, has been a director and Vice Chairman of the Board and General Counsel since June, 1994. Prior thereto he served as Vice President and General Counsel.




TERM TO EXPIRE 1998

      [PHOTO]        Henry P. Becton, Jr., 51, has been a director since 1987.
                     He is President and General Manager of WGBH Educational Foundation. WGBH is a producer and broadcaster of public television and radio programs. It also produces books and other educational materials. Mr. Becton is a director of various Scudder mutual funds.

      [PHOTO] Gerald M. Edelman, M.D., Ph.D., 65, has been a director since 1982. He is a Member of the Scripps Research Institute, Chairman of its Department of Neurobiology, and Director of The Neurosciences Institute. His research is concerned with the developmental biology of the brain. Dr. Edelman is a director of General American Investors Co., Inc.


      [PHOTO]        Edmund B. Fitzgerald, 68, has been a director since 1990.
                     He is an Adjunct Professor at the Owen Graduate School of Management at Vanderbilt University. Previously, he was Chairman of the Board and Chief Executive Officer of Northern Telecom Ltd., a manufacturer of digital telecommunications equipment, from 1985 to 1990. He is a director of Ashland Oil, Inc. and GTI Corp.


      [PHOTO]        Richard W. Hanselman, 67, has been a director since 1981.
                     He is a corporate director and consultant. Mr. Hanselman was Chairman of the Board, President and Chief Executive Officer of Genesco, Inc., a diversified manufacturer of footwear and apparel, prior to 1986. Mr. Hanselman is a director of Arvin Industries, Inc., Bradford Funds, Inc., Foundation Health Corp., Gryphon Holdings Inc., HealthTrust, Inc. and IMCO Recycling, Inc.



                              CONTINUING DIRECTORS

  The directors listed below were elected by the shareholders to terms expiring in 1996 and 1997, respectively, and will continue to serve.

TERM TO EXPIRE 1996

      [PHOTO]        Thomas A. Holmes, 71, has been a director since 1986.
                     Prior to his retirement in 1988, Mr. Holmes was Chairman of the Board, President and Chief Executive Officer of Ingersoll-Rand Company, a manufacturer of industrial machinery and related products. He is a director of W.R. Grace & Co., Newmont Gold Co. and Newmont Mining Corp.

      [PHOTO] Gloria M. Shatto, 63, has been a director since 1986. She is President of Berry College. She is a director of Georgia Power Co., K Mart Corp., The Southern Company and Texas Instruments Inc.



      [PHOTO] Raymond S. Troubh, 68, has been a director since 1977. He is a financial consultant. Mr. Troubh is a director of ADT Ltd., America West Airlines Inc., American Maize-Products Co., Applied Power Inc., ARIAD Pharmaceuticals Inc., Benson Eyecare Corp., Foundation Health Corp., General American Investors Co., Inc., Manville Corp., Olsten Corp., Petrie Stores Corp., Riverwood International Corp., Time Warner, Inc., Triarc Companies Inc. and Wheeling-Pittsburgh Corp.



TERM TO EXPIRE 1997


      [PHOTO] Harry N. Beaty, M.D., 62, has been a director since 1985. He is a Professor of Medicine and Dean of the Northwestern University Medical School. Dr. Beaty is a specialist in internal medicine and a subspecialist in infectious diseases. He is a director of HealthTrust, Inc.



      [PHOTO] Frank A. Olson, 62, has been a director since 1985. He is Chairman of the Board and Chief Executive Officer of The Hertz Corporation, a transportation company. Mr. Olson is a director of Cooper Industries, Inc., Foundation Health Corp., The Hertz Corporation and Unicom Corp.

                             EXECUTIVE COMPENSATION

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The compensation of the Company's executive officers is determined by the Compensation and Benefits Committee of the Board. The Committee has five members, each of whom is a non-employee director independent of management. No member of the Committee has any insider or interlocking relationship with the Company, as these terms are defined in applicable rules and regulations of the SEC.

COMPENSATION PHILOSOPHY

  The Company's executive compensation philosophy is to align the interests of executive management with shareholder interests through compensation programs linked to growth in shareholder value, principally measured by stock price performance. Based on this philosophy, a significant portion of each executive officer's total compensation is placed at-risk and linked to the achievement of both short-term and long-term objectives. The total compensation package is designed to attract the best people to the Company, motivate those individuals to perform at their highest levels, reward sustained outstanding performance and retain executives whose skills are essential for building shareholder value over the long term.

  The Committee determines a total compensation structure for each executive officer, including the Chief Executive Officer, Mr. Castellini, focused primarily upon base salary, annual incentive bonus and stock options. Base salary levels and annual incentive bonus targets are set to approximate median levels expected for companies engaged in similar businesses with jobs that are similar to the Company's in terms of magnitude, complexity or scope of responsibility, based on surveys of such companies conducted by external consultants. The survey data are adjusted for size differences between the Company and those surveyed using regression analysis. The compensation survey group, which is representative of the Company's main competition for executive talent, includes companies in addition to those measured in the Standard & Poor's ("S&P") Medical Products and Supplies Index utilized in preparing the Performance Graph set forth on page 16 hereof.

  Stock option grant levels and terms are established to provide opportunity for compensation levels at the higher end of the range for comparable positions in the marketplace, if management is successful in achieving above-average long-term growth in total shareholder value. As a consequence, compensation packages for the Company's executive officers are more heavily weighted toward performance-based, longer-term compensation than those of the surveyed companies.

PRINCIPAL COMPENSATION ELEMENTS

  The principal elements of executive compensation at the Company are base salary, annual incentive bonus and stock options.

  The Committee's consideration of increases in base salary for the executive officers takes into account (generally in order of relative significance) sustained performance, level of experience, scope of responsibilities, contribution to the business, and competitive levels compared to the surveyed companies. Based upon these factors, the executive officers' salaries were reviewed and adjusted in 1994. In addition, Messrs. Castellini and Galiardo received base salary adjustments during the year to reflect their increased responsibilities.

  Executive officers have an annual incentive bonus opportunity under the Company's Executive Bonus Plan, with awards based on the overall performance of the Company and, if applicable, on the performance of an operating group or staff department. An executive's annual incentive bonus opportunity is a percentage of salary determined by the executive's position in the organization and competitive practice. Annual bonus awards for each of the Company's executive officers are approved by the Committee. The Executive Bonus Plan sets forth specific formulas and factors to be used in assessing each executive officer's financial and strategic performance during the fiscal year for purposes of determining an annual award under the Executive Bonus Plan. The factors stress annual performance in achieving earnings levels that meet or exceed annual budgets, concrete accomplishments in improving the Company's competitive position and achieving the Company's strategic objectives. The strategic accomplishments measured include, but are not limited to, new product introductions, technological or quality improvements and fundamental improvements in operations and contributions to business success.

  Consistent with this approach, bonus awards for Messrs. Castellini, Galiardo and Reynolds are based principally (75%) upon the Company's reported earnings per share compared to annual growth targets established in concurrence with the Board. Additional weight (25%) is given to each individual's specific accomplishments during the year toward achieving the Company's strategic objectives. Bonus awards for Sector Presidents (Mr. Miller) are based principally (50%) upon the operating income generated by the respective business Sector compared to the target incorporated in the annual budget approved by the Board. Additional weight is given to the Company's overall earnings per share performance (25%) and to strategic accomplishments (25%). In all cases, there are minimum thresholds of overall Company (and, where applicable, Sector) financial performance that must be achieved before any bonus is paid for a particular fiscal year.

  Stock options have been awarded each year by the Committee to executive officers in accordance with the Company's 1990 Stock Option Plan (the "1990 Stock Option Plan"), as applied to the executive officers through the Senior Executive Option Policy adopted by the Committee in May, 1990. The Senior Executive Option Policy established an indexed stock option program intended to compensate executive officers both for absolute growth in shareholder value and for relative Company Common Stock price performance compared to the performance of the S&P 500 Index (the "S&P 500 Index"). The addition of a "relative" performance measure (e.g. comparison to performance of the S&P 500) through the Senior Executive Option Policy would result in a reduced value when performance is below the S&P 500 and an increased value when performance exceeds the S&P 500, and creates a strong pay-for-performance link for the senior management group.

  The Committee believes this program for annual option grants to the executive officers provides a strong incentive to achieve a pattern of sustained performance which increases shareholder value and to surpass the average return available to investors as represented by the S&P 500 Index. Consequently, as a part of this program, the executive officers are no longer eligible for grants under the Company's Stock Award Plan, and have not received any grants under that Plan since the Senior Executive Option Policy was adopted.

  The operation of the Senior Executive Option Policy provided an annual grant through 1994 to each of the executive officers of a specified minimum number of nonqualified options with exercise prices indexed to the change from May 21, 1990 in the S&P 500 Index. On that date, the mean of the high and low of the Company's Common Stock price (the "fair market value") was $31.565 and the S&P 500 Index closed at 358.00. To the extent that changes in the per share price of the Company's Common Stock from that date outperform the S&P 500 Index, the exercise price of future option grants would be set at a discount from the Common Stock's fair market value on the date of grant. Conversely, to the extent the Company's Common Stock does not perform as well as the S&P 500 Index, such future grants would have an exercise price greater than the fair market value of the Company's Common Stock on the date of each grant.

  Each annual grant is exercisable for a period of ten years from the date of grant. The maximum potential value of each grant will be realized by achieving sustained favorable Company performance throughout this period and by deferring exercise until the latter portion of the ten-year exercise period.

  The following table summarizes the relative performance of the S&P 500 Index and the Company's per-share price since the inception of this policy in May, 1990, and the impact upon stock option grant price levels for the 1991, 1992, 1993 and 1994 grants. On May 24, 1994, the executive officers were granted options at an exercise price of $40.10 per share, which was above the $37.50 per share fair market value on that date. This premium over the current market price creates an additional incentive to achieve stock price growth in the future.

                                       (5/21)  (5/21)  (5/19)   (5/24)  (5/24)
                                        1990    1991    1992     1993    1994
                                       ------- ------- -------  ------  ------
S&P 500 Index......................... 358.00  375.35  416.37   448.00  454.81
Company Per-Share Market Value........ $31.565 $38.78  $35.845  $37.25  $37.50
Senior Executive Option Policy
 Grant Price.......................... $31.565 $33.095 $36.71   $39.50  $40.10
Discount/(Premium)....................   -0-   $ 5.685 $(0.865) $(2.25) $(2.60)

COMPENSATION OF THE CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE
OFFICER

  Mr. Castellini was elected by the Board to the position of Chairman of the Board, President and Chief Executive Officer effective June 16, 1994, following the resignation of Raymond V. Gilmartin to accept a similar position with Merck & Co., Inc. Mr. Castellini participates in the same compensation programs provided to the other executive officers. In connection with this appointment, Mr. Castellini's salary was increased to $500,000 per year. In addition, he received a special one-time stock option grant of 60,000 shares priced at $37.81 under the Company's 1990 Stock Option Plan, effective June 9, 1994. This award, in recognition of his increased responsibilities, was in addition to the stock option grant of 36,000 shares he received in May, 1994 as Sector President--Medical. The Committee authorized an annual incentive bonus award of $380,000 for Mr. Castellini for 1994.

  Mr. Gilmartin received a stock option grant of 60,000 shares in May, 1994 under the terms of the Senior Executive Option Policy. He is not eligible for any award this year under the Executive Bonus Plan. Mr. Gilmartin received no special payments from the Company upon his resignation in June, 1994. His benefit and compensation program participation was resolved in accordance with the standard provisions of the applicable programs for employees who resign.

1994 COMPENSATION ACTIONS: OTHER EXECUTIVE OFFICERS

  Mr. Galiardo was elected to the Board and to the new position of Vice Chairman of the Board effective June 16, 1994. In connection with this appointment, Mr. Galiardo's salary was increased to $370,000 per year. In addition, he received a one-time stock option grant of 30,000 shares priced at $37.81 under the Company's 1990 Stock Option Plan, effective June 9, 1994. This award, in recognition of his increased responsibilities, was in addition to the stock option grant of 30,000 shares he received in May, 1994 as Vice President and General Counsel.

  The other executive officers received merit increases that averaged 4.0%, consistent with a 4.0% guideline for merit increases established for U. S. management and professional staff in 1994. The Committee authorized annual incentive bonus awards for the executive officers that ranged from 104% to 113% of target. The executive officers received indexed stock options under the Senior Executive Option Policy during 1994.

TAX DEDUCTIBILITY CONSIDERATIONS

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, precludes a public corporation from taking a deduction in taxable years commencing on or after January 1, 1994 for compensation in excess of $1 million for its Chief Executive Officer or any of its four other highest paid executive officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

  The Committee has reviewed the Company's compensation plans with regard to the deduction limitation. In December, 1993 and December, 1994, the Internal Revenue Service issued proposed regulations implementing the legislation. The regulations will not become final until after a period of public comment. There is no anticipated loss of deductibility attributable to compensation approved and/or paid in 1994.

  Based on the proposed regulations, any compensation derived from the exercise of stock options or stock appreciation rights granted under the 1990 Stock Option Plan and prior stock option plans should be exempt from the limit on the corporate tax deduction. The new 1995 Stock Option Plan being presented for shareholder approval as a successor to the 1990 Stock Option Plan incorporates new provisions, such as an annual cap on individual awards, that are intended to comply with the proposed regulations. When final regulations are issued, the Committee will assess the practical impact of the new tax legislation on executive compensation and determine what further action, if any, is appropriate to preserve deductibility, while ensuring that the Committee has the flexibility it needs to carry out its responsibilities in the best interests of shareholders.

  The tables and graph following this report set forth information on the compensation for the Company's five executive officers (the "named executives").

                      COMPENSATION AND BENEFITS COMMITTEE

THOMAS A. HOLMES, CHAIRMAN

EDMUND B. FITZGERALD                      FRANK A. OLSON

RICHARD W. HANSELMAN                      RAYMOND S. TROUBH

COMPENSATION OF NAMED EXECUTIVES

GENERAL

  The following table shows, for the fiscal years ended September 30, 1992, 1993 and 1994, compensation provided by the Company to each of the named executives in all capacities in which they served.

                          SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                             COMPENSATION
                                                                         ---------------------
                                        ANNUAL COMPENSATION                     AWARDS
                            -------------------------------------------- ---------------------
                                                                                    SECURITIES
                                                            OTHER        RESTRICTED UNDERLYING
     NAME AND               FISCAL                          ANNUAL         STOCK     OPTIONS/      ALL OTHER
PRINCIPAL POSITION           YEAR  SALARY(A) BONUS(A) COMPENSATION(B)(C) AWARDS(D)  SARS(D)(E) COMPENSATION(B)(F)
- ------------------          ------ --------- -------- ------------------ ---------- ---------- ------------------
   Clateo Castellini(G)      1994  $376,042  $380,000          0              0       96,000        $52,275
   Chairman, President       1993   312,500   165,000          0              0       36,000         21,086
   and Chief Executive       1992   285,000   100,000         --              0       36,000            --
   Officer

   John W. Galiardo(H)       1994   308,375   200,000          0              0       60,000          5,468
   Vice Chairman and         1993   271,083   115,000          0              0       30,000         18,738
   General Counsel           1992   255,333    93,000         --              0       30,000            --

   Walter M. Miller          1994   316,667   165,000          0              0       36,000          4,750
   Sector President--        1993   302,500         0          0              0       36,000          6,891
   Diagnostic                1992   270,833    90,000         --              0       36,000            --

   Robert A. Reynolds        1994   258,667   115,000          0              0       30,000          6,025
   Vice President--          1993   245,000   105,000          0              0       30,000         16,171
   Finance and Controller    1992   226,667    85,000         --              0       30,000            --

   Raymond V. Gilmartin(I)   1994   462,917         0          0              0       60,000         50,800
   Former Chairman,          1993   629,167   420,000          0              0       60,000         29,388
   President and             1992   575,000   250,000         --              0       60,000            --
   Chief Executive Officer

- --------
(A) Amounts shown reflect salary and bonuses earned by the named executives for the applicable fiscal year. Bonuses are paid in the fiscal year following the fiscal year for which they are earned, unless deferred at the election of the executive.
(B) Information for fiscal years ending prior to December 15, 1992 has been omitted in accordance with the rules and regulations of the SEC.
(C) None of the named executives received perquisites and other personal benefits exceeding the lesser of $50,000 or 10% of each named executive's annual salary and bonus.
(D) The named executives have not been eligible for further awards under the Company's Stock Award Plan since the adoption of the Senior Executive Option Policy in May, 1990. The following table contains information relating to the outstanding holdings of restricted stock of the named executives, which all relate to undistributed portions of awards granted under the Stock Award Plan in 1990 and preceding years.

                                                                  CURRENT MARKET
                                                       NUMBER OF     VALUE OF
                                                      RESTRICTED    RESTRICTED
           NAME                                       SHARES HELD  SHARES HELD
           ----                                       ----------- --------------
        Clateo Castellini............................   10,578       $510,389
        John W. Galiardo.............................    9,702        468,122
        Walter M. Miller.............................    7,304        352,418
        Robert A. Reynolds...........................   17,062        823,242
        Raymond V. Gilmartin.........................        0              0

    Under the terms of the Stock Award Plan, most of these holdings (stated as a percentage of each named executive's total holdings) may not be distributed until retirement or termination of employment: 9,978 (94%) for Mr. Castellini; 9,252 (95%) for Mr. Galiardo; 6,704 (92%) for Mr. Miller; and 16,612 (97%) for Mr. Reynolds. Mr. Gilmartin forfeited his stock awards upon his voluntary termination in June, 1994.

    Values are determined by multiplying the number of undistributed shares by $48.25, the September 30, 1994 closing price for the Company's Common Stock. No discount has been taken to reflect (1) the continuing restrictions on distribution and transferability, or (2) the fact that undistributed shares are not dividend-bearing.

(E) All option grants shown are awarded in accordance with the Senior Executive Option Policy described above. As a result, each option grant reflects a discount (or premium) to current market value, depending upon the Company's cumulative share price growth compared to the S&P 500 Index, as follows:

    1994 ($2.60 ) per share premium

    1993 ($2.25 ) per share premium

    1992 ($0.865) per share premium

    The grants to Messrs. Castellini and Galiardo include special one-time stock option grants of 60,000 shares and 30,000 shares, respectively, granted under the Company's 1990 Stock Option Plan.

(F) Amounts shown represent the sum of (1) the Company's matching contributions to the Company's Savings Incentive Plan ("SIP"), a qualified defined contribution plan available to U.S. employees at all levels, and
    (2) the dollar value of split-dollar life insurance policies provided for each of the named executives.

    During the fiscal year the Company made contributions to SIP of $4,525 for Mr. Castellini, $5,468 for Mr. Galiardo, $4,750 for Mr. Miller, $6,025 for Mr. Reynolds and $4,500 for Mr. Gilmartin. These amounts represent Company matching contributions at a 50% rate of the first 6% of base pay contributed to SIP by each of the named executives, in accordance with applicable SIP rules and subject to limits imposed by the IRS upon maximum contributions to such tax-qualified plans.

    The Company has made a split-dollar life insurance policy available to the named executives in lieu of full participation in the Company's group life insurance program. The death benefit payable to the beneficiary of an insured named executive is two times that executive's base salary. Under this split-dollar arrangement, the premiums are paid by the Company in a fixed time period during the initial years in which the policies are in effect. If assumptions about mortality, dividends and other factors are realized, the Company will recover all of its payments for premiums from the cash value of the policy at the later of a designated period or retirement of the named executive. Full ownership of the policy will be transferred to the named executive at that time. The premiums paid on behalf of each named executive during fiscal 1994 have been prorated to reflect the current value of term life insurance coverage for the fiscal year plus the deferred reimbursement to the Company of the premium payments. The compensatory portion of the premium payments for each named executive during the year was $47,750 for Mr. Castellini, $0 for Mr. Galiardo, $0 for Mr. Miller, $0 for Mr. Reynolds and $46,300 for Mr. Gilmartin.

(G) Mr. Castellini became Chairman of the Board, President and Chief Executive Officer on June 16, 1994. Prior thereto he was Sector President--Medical.

(H) Mr. Galiardo became Vice Chairman of the Board and General Counsel on June 16, 1994. Prior thereto he was Vice President and General Counsel.

(I) Mr. Gilmartin resigned as Chairman of the Board, President and Chief Executive Officer effective June 16, 1994.

STOCK OPTION GRANTS

  The following table contains information relating to stock option grants and tandem stock appreciation rights ("SARs") made in fiscal 1994 under the 1990 Stock Option Plan through the Senior Executive Option Policy described above.

                           OPTION/SAR GRANTS IN 1994

                            INDIVIDUAL GRANTS
                         ------------------------
                          NUMBER OF
                         SECURITIES   % OF TOTAL
                         UNDERLYING  OPTIONS/SARS
                          OPTIONS/    GRANTED TO                         GRANT DATE
                            SARS     EMPLOYEES IN EXERCISE  EXPIRATION    PRESENT
  NAME                   GRANTED (A) FISCAL YEAR  PRICE (B)    DATE      VALUE (C)
  ----                   ----------- ------------ --------- ----------   ----------
Clateo Castellini.......     36,000      2.9%      $40.10     5/23/04      $504,900
                             60,000      4.8%       37.81     6/08/04       900,634
John W. Galiardo........     30,000      2.4%       40.10     5/23/04       420,750
                             30,000      2.4%       37.81     6/08/04       450,317
Walter M. Miller........     36,000      2.9%       40.10     5/23/04       504,900
Robert A. Reynolds......     30,000      2.4%       40.10     5/23/04       420,750
Raymond V. Gilmartin....     60,000      4.8%       40.10         N/A(D)    841,500
                          ---------     -----      ------    --------    ----------
TOTAL...................    282,000     22.6%       39.37         N/A    $4,043,751
All Optionees...........  1,258,370      100%       35.64    06/08/04    17,136,170

- --------
(A) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined in the 1990 Stock Option Plan.

(B) Option grants to the named executives are in accordance with the terms of the Senior Executive Option Policy described above, except for special grants of 60,000 shares for Mr. Castellini and 30,000 shares for Mr. Galiardo reflecting their increased responsibilities. The exercise price of $40.10 represents a premium of $2.60 over the fair market value of Company Common Stock on May 24, 1994 (the date of the grant). On January 24, 1994, the Company awarded 976,370 option grants to other participants in its stock option programs at an exercise price of $34.56.

(C) This estimate of value has been developed solely for purposes of comparative disclosure in accordance with the rules and regulations of the SEC, and does not necessarily reflect the Company's view of the appropriate value or methodology for purposes of financial reporting. The estimated value has been determined by application of the Black-Scholes option pricing model, based upon the terms of the option grant and the Company's stock price performance history as of the date of the grant. The key assumptions set forth below used in the valuation are based upon historical experience, and are not a forecast of future stock price performance or volatility or of future dividend policy. No adjustments have been made for forfeitures or nontransferability.

      Dividend Yield: 0.0171
      Volatility: 0.2067
      Risk-free Rate of Return: 7.3%
      Expected Exercise Period: 10 years

(D) Mr. Gilmartin exercised all exercisable options in accordance with the terms of the 1990 Stock Option Plan following his voluntary termination.

STOCK OPTION EXERCISES

  The following table contains information relating to the exercise of stock options by the named executives in fiscal 1994 as well as the number and value of their unexercised options as of September 30, 1994.

                  AGGREGATED OPTION/SAR EXERCISES IN 1994 AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                           NUMBER OF
                                          VALUE      SECURITIES UNDERLYING   VALUE OF UNEXERCISED
                                        REALIZED          UNEXERCISED            IN-THE-MONEY
                           SHARES     (MARKET VALUE     OPTIONS/SARS AT        OPTIONS/SARS AT
                          ACQUIRED        LESS          FISCAL YEAR-END        FISCAL YEAR-END
  NAME                   ON EXERCISE EXERCISE PRICE) (ALL EXERCISABLE) (B) (ALL EXERCISABLE) (A)(B)
  ----                   ----------- --------------- --------------------- ------------------------
Clateo Castellini.......     3,000     $   88,912           277,000               $3,689,993
John W. Galiardo........    18,650        587,506           213,950                2,924,901
Walter M. Miller........     5,643         92,733           185,095                2,287,678
Robert A. Reynolds......         0              0           174,000                2,443,570
Raymond V. Gilmartin....   481,800      5,479,285              0(C)                        0

- --------
(A) The value of unexercised options represents the difference between the closing price of the Company's Common Stock on September 30, 1994 ($48.25), and the exercise price of each unexercised option held by the named executives with an exercise price of less than $48.25.

(B) All option grants to the named executives are for a ten-year term. They are exercisable immediately, subject to applicable rules and regulations of the SEC. These option grants are issued in tandem with limited SARs, exercisable only in the event of a tender offer for the Company's Common Stock or a change in control of the Company, as defined under the Company's 1990 Stock Option Plan.

(C) Mr. Gilmartin exercised all exercisable options in accordance with the terms of each stock option plan pursuant to which he held options following his voluntary termination.

RETIREMENT PLAN

  The Company's Retirement Plan (the "Retirement Plan") is a non-contributory defined benefit plan. It provides for normal retirement at age 65 and permits earlier retirement in certain cases. Benefits are based upon years of service and compensation (comprised of salary, commissions, bonuses and stock award distributions ("Covered Compensation")) for the five consecutive calendar years which produce the highest average compensation ("Maximum Average Compensation"). The Retirement Plan is integrated with Social Security.

  The Code limits the maximum annual benefit which may be paid to any individual from the Retirement Plan's trust fund and the amount of compensation that may be recognized. Under the Company's Retirement Benefit Restoration Plan (the "Restoration Plan"), the Company will make supplemental, unfunded payments to offset any reductions in benefits which may result from such limitations. The Company's obligations to pay retirement benefits under the Restoration Plan and employment agreements with certain key employees of the Company (including the named executives, whose employment agreements are more fully discussed below under "Contractual Obligations"), as well as deferred amounts under the Executive Bonus Plan, are secured by a trust. The trust is currently secured by a letter of credit. The trustee is required to draw on the letter of credit, up to specified limits, following a change in control of the Company (as defined in the trust agreement).

  The table below shows the estimated annual retirement benefits payable under the Retirement Plan and the Restoration Plan at normal retirement date to all eligible employees, including the named executives, in specified remuneration and years of service classifications.

                      ESTIMATED ANNUAL RETIREMENT BENEFITS

  MAXIMUM                       YEARS OF CREDITED SERVICE
  AVERAGE     --------------------------------------------------------------
COMPENSATION     10       15       20       25       30       35       40
- ------------  -------- -------- -------- -------- -------- -------- --------
 $  200,000   $ 28,864 $ 43,296 $ 57,728 $ 72,160 $ 86,592 $101,024 $115,456
    300,000     48,864   65,796   87,728  109,660  131,592  153,524  175,456
    400,000     58,864   88,296  117,728  147,160  176,592  206,024  235,456
    500,000     73,864  110,796  147,728  184,660  221,592  258,524  295,456
    600,000     88,864  133,296  177,728  222,160  266,592  311,024  355,456
    700,000    103,864  155,796  207,728  259,660  311,592  363,524  415,456
    800,000    118,864  178,296  237,728  297,160  356,592  416,024  475,456
    900,000    133,864  200,796  267,728  334,660  401,592  468,524  535,456
  1,000,000    148,864  223,296  297,728  372,160  446,592  521,024  595,456
  1,100,000    163,864  245,796  327,728  409,660  491,592  573,524  655,456
  1,200,000    178,864  268,296  357,728  447,160  536,592  626,024  715,456
  1,300,000    193,864  290,796  387,728  484,660  581,592  678,524  775,456
  1,400,000    208,864  313,296  417,728  522,160  626,592  731,024  835,456

  Covered Compensation includes all components of each named executive's Annual Compensation as set forth in the Summary Compensation Table on page 12 hereof, plus the distributed portion of awards granted to him through January, 1990 under the Company's Stock Award Plan . Amounts shown are calculated on a straight-life annuity basis, and are not subject to any further deduction for Social Security benefits or other offsets. Employees may elect to receive the actuarial value of their retirement benefits in a lump sum in lieu of a lifetime pension.

  Under the Retirement Plan, years of credited service as of December 31, 1994, and Covered Compensation for the calendar year ending December 31, 1994, are 16 years and $836,380 for Mr. Castellini, 17 years and $562,359 for Mr. Galiardo, 14 years and $518,625 for Mr. Miller, 39 years and $404,391 for Mr. Reynolds and 18 years and $362,209 for Mr. Gilmartin.

  In addition, employment agreements with the named executives (more fully discussed below under "Contractual Obligations") provide for a supplemental pension computed by assuming additional years of credited service for purposes of calculating this benefit under the Retirement Plan in the event of termination of employment under certain stated conditions. This calculation would result in 15 additional years for Mr. Castellini, 15 additional years for Mr. Galiardo, and 12 additional years for Mr. Miller. These supplemental pension amounts would be offset by any pensions payable from prior employers. Mr. Gilmartin is not eligible for additional years of credited service due to his voluntary termination.

CONTRACTUAL OBLIGATIONS

  The named executives have employment agreements with the Company which provide for continuation of their base salaries and fringe benefits for two years after termination by the Company other than for cause or by the employee for good reason not within three years following a change in control of the Company. The terms "cause", "good reason" and "change in control" are defined in the agreements. In the event of termination other than for cause or for good reason within three years following a change in control, each named executive would receive a payment equal to two times his highest aggregate annual compensation (salary, bonus and stock award distributions) in any of the three calendar years preceding the calendar year in which termination occurs, and his fringe benefits, reduced to the extent provided by any subsequent employer, would be continued for life. Had Messrs. Castellini, Galiardo, Miller and Reynolds been terminated on September 30, 1994 following a change in control, they would have been entitled to cash payments of $1,030,928, $876,959, $852,785 and $794,128, respectively.

  In the event of termination other than for cause or for good reason within three years following a change in control, each named executive would be entitled to all of the pension benefits which he would have earned had he remained an employee until age 65. If any termination payments to a named executive pursuant to his agreement should be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Company would reimburse him in an amount such that he would retain the same amount, net of all taxes, that he would have retained had the Excise Tax not been in effect.

PERFORMANCE COMPARISON

  The following graph presents a comparison of cumulative total return to shareholders for the five-year period ended September 30, 1994, for the Company, the S&P 500 Index, and the S&P Medical Products and Supplies Index. This is the comparison period required by applicable rules and regulations of the SEC. Cumulative total return to shareholders is measured by dividing total dividends (assuming dividend reinvestment) plus per share price change for the period by the share price at the beginning of the measurement period. The Company's cumulative shareholder return is based on an investment of $100 on September 30, 1989 and is compared to the cumulative total return of the S&P 500 Index and the S&P Medical Products and Supplies Index over the same period with a like amount invested.

  Companies measured in the S&P Medical Products and Supplies Index, in addition to the Company, are C.R. Bard, Inc., Bausch & Lomb, Inc., Baxter International Inc., Biomet, Inc., Medtronic, Inc., St. Jude Medical, Inc. and United States Surgical Corporation.

                         [GRAPH APPEARS HERE]

           COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN TO SHAREHOLDERS
                AMONG BECTON, DICKINSON AND COMPANY, S&P 500 INDEX AND
                         S&P MEDICAL PROD & SPL INDEX

                                                          S&P MEDICAL
Measurement period     BECTON, DICKINSON   S&P 500        PROD & SUPL
(Fiscal year Covered)      AND COMPANY     Index            Index
- ---------------------   ----------------   -------        -----------
Measurement PT -
FYE 09/30/89            $ 100             $ 100           $ 100
    12/31/89            $ 109             $ 102           $ 108
    03/31/90            $ 107             $  99           $ 101
    06/30/90            $ 124             $ 105           $ 114
FYE 09/30/90            $ 117             $  91           $ 107
    12/31/90            $ 133             $  99           $ 126
    03/31/91            $ 140             $ 113           $ 158
    06/30/91            $ 134             $ 113           $ 152
FYE 09/30/91            $ 123             $ 119           $ 168
    12/31/91            $ 124             $ 129           $ 206
    03/31/92            $ 128             $ 126           $ 174
    06/30/92            $ 136             $ 128           $ 174
FYE 09/30/92            $ 138             $ 132           $ 164
    12/31/92            $ 145             $ 139           $ 177
    03/31/93            $ 135             $ 145           $ 154
    06/30/93            $ 149             $ 146           $ 142
FYE 09/30/93            $ 141             $ 149           $ 124
    12/31/93            $ 134             $ 153           $ 135
    03/31/94            $ 142             $ 147           $ 129
    06/30/94            $ 155             $ 148           $ 137
FYE 09/30/94            $ 184             $ 155           $ 159

* $100 INVESTED ON 09/30/89 IN STOCK OR INDEX. INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING SEPTEMBER 30.

PROPOSAL 2.            SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors, pursuant to the recommendation of the Audit Committee, has selected Ernst & Young LLP to audit the accounts of the Company and its subsidiaries for the fiscal year ending September 30, 1995. A representative of Ernst & Young LLP will attend the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP. If approval is withheld, the Board will reconsider its selection.

PROPOSAL 3.            APPROVAL OF 1995 STOCK OPTION PLAN

  The Senior Executive Option Policy described on page 9 hereof expired in May, 1994. In view of the expiration of this policy and the limited number of shares which remain available for the granting of stock options under the 1990 Stock Option Plan, the Board of Directors adopted in December, 1994, the 1995 Stock Option Plan (the "1995 Plan"), subject to shareholder approval. The Board of Directors continues to believe that stock-based incentives are important factors in attracting, retaining, and rewarding officers and other selected employees and closely aligning their interests with those of shareholders.

  If approved by shareholders, the Board of Directors has authorized for issuance under the 1995 Plan 6,000,000 shares of the Company's Common Stock for the granting of options, which is 8.8% of the shares of Common Stock outstanding on December 19, 1994. The closing price of a share of Common Stock on the New York Stock Exchange on December 19, 1994 was $49.25.

  A brief description of the material provisions of the 1995 Plan is as follows:

    1. Administration. The 1995 Plan will be administered by a committee of at least three directors, presently the Compensation and Benefits Committee (the "Committee"), none of whom will be eligible to participate in the 1995 Plan for at least one year prior to their appointment to the Committee. In administering the 1995 Plan, the Committee has the power to interpret its provisions and to promulgate, amend, and rescind rules and regulations for its administration, and to select individuals to receive grants.

    2. Option Grants. The 1995 Plan provides for the granting of both incentive and nonqualified stock options. Options may be granted to officers and other key employees of the Company and its subsidiaries, as determined by the Committee. Approximately 600 employees were granted stock options in fiscal 1994 and it is anticipated that approximately that number of employees will be eligible for stock options in fiscal 1995. The Committee also determines the times at which options become exercisable, their transferability and the dates, not more than ten years after the date of grant, on which options will expire. In the event of a tender offer for more than 25% of the Company's outstanding stock, or a "change in control" (as defined in the 1995 Plan) of the Company, all outstanding options become immediately exercisable. The fair market value of the stock with respect to which incentive stock options under the 1995 Plan or any other plan of the Company first become exercisable may not exceed $100,000 in any year. The option price of incentive stock options is to be at least 100% of the fair market value on the date of grant. The 1995 Plan, however, permits the Committee to grant nonqualified stock options at any exercise price consistent with the purposes of the 1995 Plan, whether or not such exercise price is equal to the fair market value of the stock on the date of grant. See "3. Senior Executive Option Grants", immediately following.

    It is not possible at this time to determine who may be selected to receive options under the 1995 Plan or the number of options to be granted to any individual. Such selections and determinations will be made by the Committee on the basis of the duties, responsibilities, and present and future contributions of individuals to the success of the Company. The 1995 Plan does, however, establish a maximum number of 300,000 shares that may be granted to an individual in any calendar year.

    3. Senior Executive Option Grants. On May 21, 1990, the then-five executive officers of the Company received grants under the Senior Executive Option Policy, and the Committee expressed its intention upon the adoption of the 1990 Stock Option Plan to make annual nonqualified stock option grants over the following four years to those same executives, with exercise prices which were indexed to the change in the S&P 500 Index from the May 21, 1990 grant date. On that date, the fair market value of the Company's Common Stock was $31.565 and the S&P 500 Index closed at 358.00. To the extent that changes in the per share price of the Company's Common Stock from that date outperformed the S&P 500 Index, the exercise price of option grants was set at a discount from the Common Stock's fair market value on the date of grant. Conversely, to the extent the Company's Common Stock did not perform as well as the S&P 500 Index, option grants had an exercise price greater than the fair market value of the Company's Common Stock on the date of grant. As part of this program, the five executive officers were not eligible for further grants under the Company's Stock Award Plan. The history of stock option grants through 1994 under this Policy is set forth in the Report of the Committee on Executive Compensation set forth on pages 8-11 hereof.

    Under the 1995 Plan, the Senior Executive Option Policy is intended to be renewed for an additional five-year period starting with the 1995 grant, subject to amendment by the Committee and the changes discussed below. It is intended that participation in the indexed stock option program will be extended to all corporate officers and division presidents in lieu of further grants under the Company's Stock Award Plan. The option exercise price for grants to these new participants will be indexed each year, unless otherwise provided by the Committee, to the date such participants receive their upcoming stock option grants in January, 1995. The option exercise price for grants to executive officers who previously participated in the indexed stock option program (as identified in the Summary Compensation Table on page 12 hereof) will be indexed each year, unless otherwise provided by the Committee, to the change in the S&P 500 Index from May 24, 1994 (the date indexed stock options were last granted to these individuals). On that date, the S&P 500 Index closed at 454.81. This resulted in a grant of options with an exercise price of $40.10, which was above the $37.50 per share fair market value of the Company's Common Stock on that date.

    4. Stock Appreciation Rights. The 1995 Plan permits the Committee to grant stock appreciation rights in connection with any stock option. These rights enable an optionee to surrender an option and to receive a cash or stock payment, as determined by the Committee, equal to the difference between the option price and the fair market value of the Common Stock on the date of surrender.

    5. Termination of Employment. Unless otherwise provided by the Committee, the following rules will apply to all options granted under the 1995 Plan. Options granted under the 1995 Plan expire immediately if an employee is terminated for cause. They expire three months after a voluntary or involuntary termination without cause. In the event of an employee's death within such three-month period, the employee's estate may exercise the number of shares exercisable at the date of termination for one year after death but in no event beyond the expiration dates of the options. Options outstanding at the time an employee retires under a Company retirement plan or becomes disabled shall be exercisable only to the extent that the optionee was otherwise entitled to exercise them at the time of such cessation of employment with the Company or a subsidiary thereof, but in no event after the expiration of the option period. If an employee dies, whether before or after such retirement or disability, the employee's estate may exercise the number of shares exercisable at the date of termination of employment for up to three years after death, but in no event beyond the expiration dates of the options.

    6. Income Tax Consequences. Under present law the federal income tax treatment of stock options under the 1995 Plan is generally as follows:

      Incentive Stock Options. For regular income tax purposes, an optionee will not realize taxable income upon either the grant of an incentive stock option or its exercise if the optionee has been an employee of the Company or a subsidiary at all times from the date of grant to a date not more than three months before the date of exercise. An optionee may, instead, under certain circumstances have an alternative minimum tax to pay as a result of an exercise of an incentive stock option.

      If the shares acquired upon an exercise of an incentive stock option are not disposed of by the optionee within two years from the date of grant or within one year from the date of exercise, any gain realized upon a subsequent sale of the shares will be taxable as a capital gain. In that case, the Company will not be entitled to a deduction in connection with the grant or the exercise of the option or the subsequent disposition of the shares by the optionee.

      If the optionee disposes of the shares within two years from the date of grant or within one year from the date of exercise, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the shares at the date of exercise (or the amount realized on disposition, if less) over the option price, and the Company will be allowed a corresponding deduction. If the amount realized on the disposition exceeds the fair market value of the shares at the date of exercise the gain on disposition in excess of the amount treated as ordinary income will be treated as a capital gain. Any such capital gain will be a long-term capital gain if the optionee holds the shares for more than one year from the date of exercise.

      Nonqualified Stock Options. An optionee will not realize income upon the grant of a nonqualified option. Upon the exercise of a nonqualified option, an optionee will be required to recognize ordinary income in an amount equal to the excess of the fair market value at the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent sale of the stock, any amount realized in excess of such fair market value will constitute a capital gain. Any such capital gain will be a long-term capital gain if the optionee holds the shares for more than one year from the date of exercise.

    Stock appreciation rights will not result in taxable income upon grant. Upon exercise, the optionee will realize ordinary income in an amount equal to the cash and/or the fair market value of any shares received and the Company is entitled to a corresponding deduction.

    Individual states and local tax authorities may also tax stock options granted under the 1995 Plan.

    7. Amendments. The Board of Directors may amend the 1995 Plan at any time, but may not, without prior shareholder approval, increase the aggregate number of shares that may be issued thereunder.

  The 1995 Plan incorporates new provisions designed to meet certain of the requirements in Section 162(m) of the Code for stock options and stock appreciation rights. When final regulations are issued, the Company's management and the Compensation and Benefits Committee of the Board will determine what further action, if any, is appropriate.

  THE FOREGOING SUMMARY OF THE 1995 PLAN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PROVISIONS OF THE 1995 PLAN, A COPY OF WHICH IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

                            SHAREHOLDERS' PROPOSALS

PROPOSAL 4.           DISCLOSURE OF GOVERNMENT EMPLOYMENT

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington D.C. 20037, owner of 200 shares of Common Stock, has informed the Company that she plans to introduce the following resolution at the meeting:

    RESOLVED: "That the stockholders of Becton Dickinson assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a direct bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted."

  The shareholder's statement in support of this resolution is as follows:

    REASONS: "Full disclosure on these matters is essential at Becton Dickinson because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory agencies."

    "If you AGREE, please mark your proxy FOR this resolution."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 4.

  Ample safeguards against the conflicts of interest which might arise from the employment of former government employees are currently afforded in the form of applicable laws, as well as by the Company's own internal policies regarding the avoidance by its employees of actual or potential conflicts of interest. In addition, under SEC rules, the business experience during the past five years of all executive officers and directors of the Company must be disclosed in either the Company's Proxy Statement or its Annual Report on Form 10-K. This proposal therefore is unnecessary as to this latter group.

  Similar safeguards apply to law firms and various consultants and advisors engaged by the Company. The Company engages such entities on the basis of their professional competence and expects that they will comply with applicable conflicts of interest laws, rules of professional conduct governing the subject, and the Company's policies which apply to its relationships with them.

  In summary, the Board of Directors is of the opinion that the compilation and distribution of the information requested by this proposal would involve an unnecessary burden and expense, and would serve no useful purpose.

PROPOSAL 5.               ANNUAL ELECTION OF DIRECTORS

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, owner of 800 shares of the Company's Common Stock, has informed the Company that he plans to present the following resolution at the meeting:

    "RESOLVED: That the stockholders of Becton, Dickinson and Company (the "Company") request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected."

  The shareholder's statement in support of the resolution is as follows:

    "The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

    The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that the Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to stockholders.

    The elimination of the Company's classified Board would require each new director to stand for election annually and allow stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe this is one of the best methods available to stockholders to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

    As a founding member of the Investors Rights Association of America I believe that concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

    I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 5.

  Similar shareholder proposals have been submitted to the shareholders several times since the election of directors by classes was approved by the shareholders in 1984, and have been rejected each time. The Board continues to be of the opinion that a classified Board of Directors is beneficial to the Company and its shareholders because it provides continuity, stability and experience in the composition of the Board, while still providing for the election of a portion of the Board each year. It also enables the Board to represent more effectively the interests of all shareholders in a wide variety of circumstances, including those created by the actions of a minority shareholder or group of shareholders.

PROPOSAL 6.                MEXICAN OPERATIONS REPORT

  The Benedictine Resource Center, 3120 W. Ashby, San Antonio, Texas 78228, owner of 2,000 shares of the Company's Common Stock, and the Congregation of Divine Providence, P.O. Box 197, Helotes, Texas 78023, owner of 100 shares of the Company's Common Stock, have respectively informed the Company that they plan to present the following resolution at the meeting:

    "WHEREAS:

    We believe U.S. corporations operating in Mexico should practice fundamental principles of safe environmental practices, establish adequate health and safety standards and promote a fair and dignified quality of life for workers and their communities.

    Research indicates many U.S. corporations with maquiladoras and other Mexican operations are harming workers and their families through use of solvents and other chemicals without proper safeguards and polluting both sides of the U.S.-Mexico border through improper disposal of hazardous wastes.

    Many maquiladoras do not provide adequate health and safety practices, a fair standard of living with an adequate wage for employees or respect for employee rights. For example, many U.S. companies pay a minimum wage that does not meet the basic subsistence needs of an employee and their family.

    RESOLVED:

    The shareholders request the Board of Directors to provide a comprehensive report describing our Company's maquiladora operations in Mexico. The report should be available to shareholders on request, may omit confidential information and be prepared at reasonable cost.

  The shareholders' statement in support of the resolution is as follows:

    NAFTA, the North America Free Trade Agreement, has already stimulated investment along the border and in Mexico. We believe the growth of plants known as maquiladoras on the border enables some U.S. corporations to use this system as a means to increase profits and productivity by paying minimal compensation to employees and by avoiding health, safety and environmental regulations. To change this trend companies which own maquiladoras must apply high standards. The report requested will illustrate that our company is serious about the welfare of its employees and the environment.

    We hope this report will include:

      1. Operating policies for maquiladora plants.
      2. Toxic chemical releases into air, water and land and the environmental technologies used to control these amounts and dispose of the wastes.
      3. Toxic chemicals used in facilities and methods by which employees are informed about and protected against adverse exposure.
      4. Frequency and extent of plant inspections by environmental consultants.
      5. Information, as is available under U.S. Right to Know provisions, provided to employees and communities on chemicals used in our plants.
      6. Minimum and average wages, profit sharing and other compensation paid to employees and how wages compare with local cost of living. If applicable, discuss employee use of company dormitories.
      7. Ways by which employee rights, such as the right to organize, are protected and sexual harassment is prevented.
      8. Actions taken to improve local infrastructure e.g. housing, potable water, child care, sewers, upgrading management and mechanical skills of workers, transfer of technology.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 6.

  It is the Company's policy on a worldwide basis to provide fair, market-based compensation and benefit packages as well as safe and healthy workplaces for its employees, and to promote protection of the environment wherever the Company has operations. Consistent with this policy, the Company operates its Mexican facilities in compliance with all applicable Mexican workplace, health, safety and environmental laws.

  In summary, the Board is of the opinion that the Company's activities in Mexico, where incidentally the Company has had a substantial presence for over 40 years, reflect its commitment to the Company's worldwide values and therefore address on an ongoing basis all of the concerns raised in this proposal.

                 SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

  Shareholder proposals for the 1996 Annual Meeting must be received at the principal executive offices of the Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, not later than September 7, 1995, for inclusion in the proxy statement and form of proxy.

                                    * * * *

                                                                       EXHIBIT A

                         BECTON, DICKINSON AND COMPANY

                             1995 STOCK OPTION PLAN

SECTION 1.  PURPOSE

  The purpose of this Stock Option Plan is to provide an additional incentive to key employees of Becton, Dickinson and Company and its subsidiaries, to aid in attracting and retaining employees of outstanding ability, and to closely align their interests with those of shareholders.

SECTION 2.  DEFINITIONS

  Unless the context clearly indicates otherwise, the following terms, when used in this Stock Option Plan, shall have the meanings set forth in this
Section 2.

    (a) "Board" shall mean the Board of Directors of Becton, Dickinson and Company.

    (b) "Change in Control." A change in control of the Company shall be deemed to have occurred if, over the initial opposition of the then-incumbent Board (whether or not such Board ultimately acquiesces therein),
  (i) any person or group of persons shall acquire, directly or indirectly, stock of the Company having at least 25% of the combined voting power of the Company's then- outstanding securities, or (ii) any shareholder or group of shareholders shall elect a majority of the members of the Board.

    (c) "Code" shall mean the Internal Revenue Code of 1986 as it may be amended from time to time.

    (d) "Committee" shall mean the Compensation and Benefits Committee of the Board or such other committee as may be designated by the Board. The Committee shall consist of three or more members of the Board who are not eligible to participate in the Plan and who, within one year prior to their appointment, have not been eligible to participate in the Plan.

    (e) "Company" shall mean Becton, Dickinson and Company.

    (f) "Date of Exercise" shall mean the earlier of the date on which written notice of exercise, together with payment in full, is received at the office of the Secretary of the Company or the date on which such notice and payment are mailed to the Secretary of the Company at its principal office by certified or registered mail.

    (g) "Employee" shall mean any employee, including any officer, of the Company or any of its Subsidiaries.

    (h) "Fair Market Value" shall mean for any day the mean of the highest and lowest selling prices of the Stock as reported on the Composite Tape for securities traded on the New York Stock Exchange.

    (i) "Grantee" shall mean an Employee granted a Stock Option.

    (j) "Granting Date" shall mean the date on which the Committee authorizes the issuance of a Stock Option for a specified number of shares of Stock to a specified Employee.

    (k) "Plan" shall mean the Becton, Dickinson and Company 1995 Stock Option Plan as set forth herein and amended from time to time.

    (l) "Policy" shall mean the Senior Executive Option Policy described in the Company's Proxy Statement dated December 29, 1994, as amended from time to time.

    (m) "Stock" shall mean the Common Stock, par value $1.00 per share, of the Company.

    (n) "Stock Appreciation Right" shall mean a right granted pursuant to the Plan to receive Stock, cash, or a combination thereof, upon the surrender of the right to purchase all or part of the shares of Stock covered by a Stock Option.

    (o) "Stock Option" shall mean an Incentive or Nonqualified Stock Option granted pursuant to the Plan to purchase shares of Stock.

    (p) "Subsidiary" shall mean any subsidiary corporation as defined in
  Section 424 of the Code.

SECTION 3.  SHARES OF STOCK SUBJECT TO THE PLAN

  Subject to adjustment pursuant to Section 9, 6,000,000 shares of Stock shall be reserved for issuance upon the exercise of Stock Options granted pursuant to this Plan. Shares delivered under the Plan may be authorized and unissued shares or issued shares held by the Company in its treasury. If any Stock Options expire or terminate without having been exercised, the shares of Stock covered by such Stock Options shall become available again for the grant of Stock Options hereunder. Similarly, if any Stock Options are surrendered for cash pursuant to the provisions of Section 7, the shares of Stock covered by such Stock Options shall also become available again for the grant of Stock Options hereunder. Shares of Stock covered by Stock Options surrendered for Stock pursuant to Section 7, however, shall not become available again for the grant of Stock Options hereunder.

SECTION 4.  ADMINISTRATION OF THE PLAN

    (a) The Plan shall be administered by the Committee. Subject to the express provisions of the Plan, the Committee shall have authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, to determine the terms and provisions of Stock Option grants, and to make all other determinations necessary or advisable for the administration of the Plan.

    (b) It is intended that the Plan and any transaction hereunder meet all of the requirements of Rule 16b-3 promulgated by the Securities and Exchange Commission, as such rule is currently in effect or as hereafter modified or amended, and all other applicable laws. If any provision of the Plan or any transaction would disqualify the Plan or such transaction under, or would not comply with, Rule 16b-3 or other applicable laws, such provision or transaction shall be construed or deemed amended to conform to Rule 16b-3 or such other applicable laws or otherwise shall be deemed to be null and void, in each case to the extent permitted by law and deemed advisable by the Committee.

    (c) Any controversy or claim arising out of or related to this Plan shall be determined unilaterally by and at the sole discretion of the Committee.

SECTION 5.  GRANTING OF STOCK OPTIONS

    (a) Only key Employees shall be eligible to receive Stock Options under the Plan. Directors of the Company who are not also Employees shall not be eligible for Stock Options.

    (b) The purchase price of each share of Stock subject to an Incentive Stock Option shall be at least 100% of the Fair Market Value of a share of the Stock on the Granting Date.

    (c) The purchase price of each share of Stock subject to a Nonqualified Stock Option shall be 100% of the Fair Market Value of a share of the Stock on the Granting Date, or such other price either greater than or less than the Fair Market Value (but in no event less than the par value of the Stock) as the Committee shall determine appropriate to the purposes of the Plan and to the Company's total compensation program, including the Policy.

    (d) The Committee shall determine and designate from time to time those key Employees who are to be granted Stock Options and whether the particular Stock Options are to be Incentive Stock Options or Nonqualified Stock Options, and shall also specify the number of shares covered by and the exercise price per share of each Stock Option.

    (e) The aggregate fair market value (determined at the time the option is granted) of the Stock with respect to which Incentive Stock Options are exercisable for the first time by any individual during any calendar year (under all such plans of the individual's employer corporation and its parent and subsidiary corporations) shall not exceed $100,000.

    (f) A Stock Option shall be exercisable during such period or periods and in such installments as shall be fixed by the Committee at the time the option is granted or in any amendment thereto; but each Stock Option shall expire not later than ten years from the Granting Date.

    (g) The Committee shall have the authority to grant both transferable Stock Options and nontransferable Stock Options, and to amend outstanding nontransferable Stock Options to provide for transferability. Each nontransferable Stock Option intended to qualify under Rule 16b-3 shall provide by its terms that it is not transferable otherwise than by will or the laws of descent and distribution and is exercisable, during the Grantee's lifetime, only by the Grantee. Each transferable Stock Option may provide for such limitations on transferability and exercisability as the Committee may designate at the time a Stock Option is granted or is otherwise amended to provide for transferability.

    (h) Stock Options may be granted to an Employee who has previously received Stock Options or other options whether such prior Stock Options or other options are still outstanding, have previously been exercised or surrendered in whole or in part, or are canceled in connection with the issuance of new Stock Options.

    (i) Subject to adjustment pursuant to Section 9, the aggregate number of shares of Stock subject to Stock Options granted to an Employee under the Plan during any calendar year shall not exceed 300,000 shares.

SECTION 6.  EXERCISE OF STOCK OPTIONS

    (a) Except as provided in Section 8, no Stock Option may be exercised at any time unless the Grantee is an employee of the Company or a subsidiary on the Date of Exercise.

    (b) The Grantee shall pay the option price in full on the Date of Exercise of a Stock Option in cash, by check, or by delivery of full shares of Stock of the Company, duly endorsed for transfer to the Company with signature guaranteed, or by any combination thereof. Stock will be accepted at its Fair Market Value on the Date of Exercise.

SECTION 7.  STOCK APPRECIATION RIGHTS

    (a) The Committee may grant to any key Employee Stock Appreciation Rights in connection with any Stock Option.

    (b) Stock Appreciation Rights shall be exercisable at such times and to the extent that the related Stock Option shall be exercisable, unless the Committee specifies a more restrictive period.

    (c) Upon the exercise of a Stock Appreciation Right, the Grantee shall surrender the related Stock Option or a portion thereof and shall be entitled to receive payment of an amount determined by multiplying the number of shares as to which option rights are surrendered by the difference obtained by subtracting the exercise price per share of the related Stock Option from the Fair Market Value of a share of Stock on the Date of Exercise of the Stock Appreciation Right.

    (d) Payment of the amount determined under Section 7(c) shall be made in Stock, in cash, or partly in cash and partly in Stock as the Committee shall determine in its sole discretion.

    (e) Except as provided in Section 10(b), the exercise of a Stock Appreciation Right for cash may be made only during the period beginning on the third business day following the release of quarterly or annual financial data and ending on the twelfth business day following such date.

SECTION 8.  TERMINATION OF EMPLOYMENT

  Except as otherwise provided by the Committee at the time the option is granted or in any amendment thereto, if a Grantee ceases to be an Employee, then:

    (a) if termination of employment is voluntary or involuntary without cause, the Grantee may exercise each Stock Option held by him within three months after such termination (but not after the expiration date of the option) to the extent of the number of shares subject to the option which are purchasable pursuant to its terms at the date of termination;

    (b) if termination is for cause, all Stock Options held by the Grantee shall be canceled as of the date of termination;

    (c) subject to the provisions of Section 8(d), if termination is (i) by reason of retirement at a time when the Grantee is entitled to the current receipt of benefits under any retirement plan maintained by the Company or any Subsidiary, or (ii) by reason of disability, each Stock Option held by the Grantee may be exercised by the Grantee at any time (but not after the expiration date of the option) to the extent of the number of shares subject to the option which were purchasable pursuant to its terms at the date of termination;

    (d) if termination is by reason of the death of the Grantee, or if the Grantee dies after retirement or disability as referred to in Section 8(c), each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise the option by reason of the Grantee's death, at any time within a period of three years after death (but not after the expiration date of the option) to the extent of the total number of shares subject to the option which were purchasable pursuant to its terms at the date of termination; or

    (e) if the Grantee should die within three months after voluntary termination of employment or involuntary termination without cause, as contemplated in Section 8(a), each Stock Option held by the Grantee may be exercised by the Grantee's estate, or by any person who acquires the right to exercise by reason of the Grantee's death, at any time within a period of one year after death (but not after the expiration date of the option) to the extent of the number of shares subject to the option which were purchasable pursuant to its terms at the date of termination.

SECTION 9.   ADJUSTMENTS

  In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in the corporate structure or capitalization affecting the Company's Stock, there shall be an appropriate adjustment made by the Board in the number and kind of shares that may be granted in the aggregate and to individual Employees under the Plan, the number and kind of shares subject to each outstanding Stock Option and Stock Appreciation Right and the option prices.


  No exercise of conversion rights with respect to the shares of the Company's Series B ESOP Convertible Preferred Stock shall call for any adjustment under this Section 9.

SECTION 10.  TENDER OFFER; CHANGE IN CONTROL

    (a) A Stock Option shall become immediately exercisable to the extent of the total number of shares subject to the option in the event of (i) a tender offer by a person or persons other than the Company for all or any part of the outstanding Stock if, upon consummation of the purchases contemplated, the offeror or offerors would own, beneficially or of record, an aggregate of more than 25% of the outstanding Stock, or (ii) a Change in Control of the Company.

    (b) The Committee may authorize the payment of cash upon the exercise of a Stock Appreciation Right during a period (i) beginning on the date on which a tender offer as described in (a), above, is first published or sent or given to holders of Stock and ending on the date which is seven days after its termination or expiration, or (ii) beginning on the date on which a Change in Control of the Company occurs and ending on the twelfth business day following such date.

SECTION 11. GENERAL PROVISIONS

    (a) Each Stock Option shall be evidenced by a written instrument containing such terms and conditions, not inconsistent with this Plan, as the Committee shall approve.

    (b) The granting of a Stock Option in any year shall not give the Grantee any right to similar grants in future years or any right to be retained in the employ of the Company or any Subsidiary or interfere in any way with the right of the Company or such Subsidiary to terminate an Employee's employment at any time.

    (c) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate or certificates for shares of Stock under the Plan prior to fulfillment of all of the following conditions:

      (i) The listing, or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange;

      (ii) Any registration or other qualification of such shares under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee may, in its discretion upon the advice of counsel, deem necessary or advisable; and

      (iii) The obtaining of any other consent, approval or permit from any state or federal governmental agency which the Committee may, in its discretion upon the advice of counsel, determine to be necessary or advisable.

    (d) The Company shall have the right to deduct from any payment or distribution under the Plan any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary to satisfy all obligations for the payment of such taxes. In case distributions are made in shares of Stock, the Company shall have the right to retain the value of sufficient shares to equal the amount of tax to be withheld for such distributions or require a recipient to pay the Company for any such taxes required to be withheld on such terms and conditions prescribed by the Committee.

SECTION 12.  AMENDMENT AND TERMINATION

    (a) The Plan shall terminate on December 14, 2004 and no Stock Option shall be granted hereunder after that date, provided that the Board may terminate the Plan at any time prior thereto.

    (b) The Board may amend the Plan at any time without notice, provided however, that the Board may not, without prior approval by the shareholders, increase the maximum number of shares for which options may be granted (except as contemplated by the provisions of Section 9).

    (c) No termination or amendment of the Plan may, without the consent of a Grantee to whom a Stock Option shall theretofore have been granted, adversely affect the rights of such Grantee under such Stock Option.

SECTION 13.  EFFECTIVE DATE AND SHAREHOLDERS' APPROVAL

  The Plan shall become effective December 15, 1994 upon its approval by the Board, subject to approval or ratification by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote thereon at the next Annual Meeting of Shareholders of the Company or any adjournment or postponement thereof. The Committee may grant Stock Options, the exercise of which shall be expressly subject to the condition that the Plan shall have been approved or ratified by the shareholders of the Company.

                         PROXY/VOTING INSTRUCTION CARD
                         BECTON, DICKINSON AND COMPANY
           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                      ANNUAL MEETING ON FEBRUARY 14, 1995

The undersigned hereby appoints Clateo Castellini, John W. Galiardo and Raymond
P. Ohlmuller, and any of them, with full power of substitution, proxies to attend the annual meeting of the shareholders of the Company to be held at 2:30 P.M. on Tuesday, February 14, 1995, at the offices of the Company, 1 Becton Drive, Building II, Franklin Lakes, New Jersey, and any adjournment thereof, and to vote all shares of the Common Stock of the Company which the undersigned is entitled to vote upon each of the matters referred to in this proxy and, in their discretion, upon such other matters as may properly come before the meeting.

This card constitutes voting instructions to the Trustee for any shares of Common Stock and Series B ESOP Convertible Preferred Stock allocated to the undersigned under the Company's Savings Incentive Plan.

     Election of Directors, Nominees:

      Term to expire 1997
       Clateo Castellini
       John W. Galiardo

      Term to expire 1998
       Henry P. Becton, Jr., Gerald M. Edelman, M.D., Edmund B. Fitzgerald, Richard W. Hanselman

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. PLEASE SIGN AND RETURN THIS CARD USING THE ENCLOSED ENVELOPE.

                                          CONTINUED, AND TO BE SIGNED, ON
                                          REVERSE SIDE

[X]  PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                             1508

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSALS 4, 5 AND 6.

- --------------------------------------------------------------------------------
      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3.
- --------------------------------------------------------------------------------
                                              FOR             WITHHELD
1. Election of Directors. (see reverse)       [_]                [_]

For, except vote withheld from the
following nominee(s):

- ----------------------------------
                                              FOR    AGAINST   ABSTAIN
2. Approval of Independent auditors.          [_]      [_]       [_]
3. Approval of 1995 Stock Option Plan.        [_]      [_]       [_]

- --------------------------------------------------------------------------------
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 4, 5 AND 6.
- --------------------------------------------------------------------------------
                                              FOR    AGAINST   ABSTAIN
4. Disclosure of government employment.       [_]      [_]       [_]
5. Annual election of directors.              [_]      [_]       [_]
6. Mexican operations report.                 [_]      [_]       [_]

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
SIGNATURE(S)                                                          DATE

                     GRAPHIC MATERIAL CROSS-REFERENCE PAGE


PHOTOS OF THE DIRECTORS AND NOMINEES FOR DIRECTOR APPEAR TO THE LEFT OF EACH RESPECTIVE NAME ON PAGES 5, 6 AND 7.


A PERFORMANCE GRAPH SHOWING A COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
TO SHAREHOLDERS AMONG BECTON, DICKINSON AND COMPANY, S&P 500 INDEX AND S&P MEDICAL PRODUCTS & SUPPLIES INDEX APPEARS ON PAGE 16. (THE NUMBERS USED IN GRAPH APPEAR ON PAGE 16.)